Exhibit 99.1

New York Mortgage Trust Declares Fourth Quarter

2014 Common Stock Dividend of $0.27 Per Share, and Preferred Stock Dividend

NEW YORK, NY – December 12, 2014 - New York Mortgage Trust, Inc. (Nasdaq: NYMT) (the “Company”) announced today that its Board of Directors declared a regular quarterly cash dividend of $0.27 per share on shares of its common stock for the quarter ending December 31, 2014. The dividend will be payable on January 26, 2015 to common stockholders of record as of December 22, 2014.

In accordance with the terms of the 7.75% Series B Cumulative Redeemable Preferred Stock (“Series B Preferred Stock”) of the Company, the Board of Directors declared a Series B Preferred Stock cash dividend of $0.484375 per share of Series B Preferred Stock for the quarterly period beginning October 15, 2014 and ending on January 14, 2015. This dividend is payable on January 15, 2015 to holders of record of Series B Preferred Stock as of January 1, 2015.

About New York Mortgage Trust

New York Mortgage Trust, Inc. is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”). NYMT is an internally managed real estate investment trust, or REIT, which invests in mortgage-related and financial assets and targets multi-family CMBS, direct financing to owners of multi-family properties through mezzanine loans and preferred equity investments, residential mortgage loans, including loans sourced from distressed markets, Agency RMBS consisting of fixed-rate, adjustable-rate and hybrid adjustable-rate RMBS and Agency IOs consisting of interest only and inverse interest-only RMBS that represent the right to the interest component of the cash flow from a pool of mortgage loans. RiverBanc, LLC, The Midway Group, L.P. and Headlands Asset Management, LLC provide investment management services to the Company with respect to certain of its targeted asset classes.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to the payment of the dividends. Forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Quarterly Reports on Form 10-Q for the three months ended March 31, 2014, June 30, 2014 and September 30, 2014 which have been filed with the Securities and Exchange Commission. If a change occurs, these forward-looking statements may vary materially from those expressed in this release. All forward-looking statements speak only as of the date on which they are made. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For Further Information

AT THE COMPANY

Kristine R. Nario

Chief Financial Officer

Phone: 646-216-2363

Email: knario@nymtrust.com